Carolina Trust Bank 8-K12G3

Exhibit 99.08

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest date reported): May 10, 2016

FDIC Certificate No. 57206

Carolina Trust Bank

North Carolina	56-2197865
(State of incorporation)	(I.R.S. Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina 28092

(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (704) 735-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders

On May 10, 2016, Carolina Trust Bank held its Annual Meeting of Shareholders (the “Annual Meeting”). There were four proposals submitted to shareholders at the Annual Meeting. In the case of Proposal 1, all of the nominees were approved and elected to serve on the Bank’s Board of Directors. The other 3 proposals were also approved by the shareholders. Proposal 2 was an advisory vote on executive compensation. Proposal 3, a plan of reorganization of Carolina Trust Bank into a bank holding company, required approval by a majority of common shares issued and outstanding and two thirds of the preferred shares issued and outstanding. The proposals below are described in greater detail in the Registrant’s definitive proxy statement for the Annual Meeting, filed with the FDIC on April 5, 2016.

The voting results were as follows:

Proposal 1: Proposal to elect five members of the Board of Directors for three-year terms.

Directors Elected	Shares Voted For	Shares Withheld	Shares Abstained	Broker Non-Votes
Bryan Elliott Beal	2,859,243	78,626	0	838,929
Terri Q. Blake	2,854,205	83,664	0	838,929
Jennifer Marion Mills	2,862,713	75,156	0	838,929
Joseph M. Rhyne, III	2,842,974	94,895	0	838,929
Jim R. Watson	2,839,239	98,630	0	838,929

 Proposal 2: Approval of Executive Compensation in a non-binding, advisory vote.

Shares Voted For	Shares Withheld	Shares Abstained	Broker Non-Votes
2,753,178	150,658	34,033	838,929

Proposal 3: Reorganization of the Bank into a Bank Holding Company Form of Organization. Approval required a majority of the issued and outstanding shares of the Bank’s common stock and two-thirds of the issued and outstanding shares of the Bank’s preferred stock.

	Shares Voted For	Shares Withheld	Shares Abstained	Broker Non-Votes
Common stock	2,879,283	51,342	7,244	838,929

Preferred stock	2,447	0	0	0

Proposal 4: Ratification of the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm for the year ending December 31, 2016.

Shares Voted For	Shares Withheld	Shares Abstained	Broker Non-Votes
3,714,500	53,513	8,785	0

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carolina Trust Bank

By:	/s/ Edwin E. Laws
Edwin E. Laws
Chief Financial Officer

Date:	May 12, 2016